                                                                  Exhibit 10.2
UNION
BANK OF
CALIFORNIA


                                 PROMISSORY NOTE
                                   (BASE RATE)



Borrower Name Up-Right, Inc.

Borrower Address        Office 409             Loan Number 7371992185

1775 Park Street
Selma, CA 93662         Maturity Date December 31, 1998         Amount
                                                                $4,000,000.00



                                $4,000,000.00               Date October 16,1996

FOR VALUE RECEIVED, on December 31, 1998, the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of Four Million and No/100 Dollars ($4,000,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rates and at the times set forth below; provided, however, Debtor shall pay total interest over the term of this note of not less than $500.

1. INTEREST PAYMENTS. Debtor shall pay interest on the last day of each month (commencing October 31, 1996). Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

         a. BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in increments of at least $10,000 shall bear interest at a rate to be selected by Debtor which is 2.250% per annum in excess of Bank's Adjusted LIBOR-Rate for the Interest Period so selected by Debtor.

         Any Base Interest Rate selected by Debtor may not be changed, altered or otherwise modified until the expiration of the Interest Period for which it was selected. The exercise of interest options by Debtor shall be as recorded in Bank s records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

         To select a Base Interest Rate, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate has not been selected and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been selected, select a Base Interest Rate by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., California time, on any Business Day and advising that officer of the Base Interest Rate, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the Adjusted LIBOR-Rate, shall follow the date of such election by no more than two (2) Business Days).

         Bank will confirm the terms of the election in writing by mail to Debtor promptly after the election is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the election, the Base Interest Rate selected is unavailable for any reason, the

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         selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

         b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum of 0% in excess of the Reference Rate, which rate shall vary as and when the Reference Rate changes.

         At any time prior to the maturity of this note, subject to the provisions of paragraph 4, below, of this note, Debtor may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the principal amount of this note. Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's Oakland Regional Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST DATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b, above, of this note, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

         a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time without penalty or premium. Amounts outstanding at a Base Interest Rate under this note may only be prepaid, in whole or in part provided Bank has received not less than five (5) Business Days prior written notice of an intention to make such prepayment and Debtor pays a prepayment fee to Bank in an amount equal to: (i) the difference between (a) the Base Interest Rate applicable to the principal amount which Debtor intends to prepay, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) the above difference, if greater than zero, is multiplied by a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360 days; (iii) the above product is multiplied by the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then the amount multiplied in this section shall be the lesser of the amount prepaid or 50% of the total of the amount prepaid and the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date); and (iv) the above product is then discounted to present value using the Yield Rate as the annual discount factor.

         b. In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under the above prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.

         c. Such prepayment fee, if any, shall also be payable if prepayment occurs as the result of the acceleration of the principal of this note by Bank because of any default hereunder. If, following such acceleration, all or any portion of a Base Interest Rate Loan is satisfied, whether through sale of property encumbered by a security agreement or other agreement securing this note, if any, at a foreclosure sale

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         held thereunder or through the tender of payment any time following such acceleration, but prior to such a foreclosure sale, then such satisfaction shall be deemed an evasion of the prepayment conditions set forth above, and Bank shall, automatically and without notice or demand, be entitled to receive, concurrently with such satisfaction the prepayment fee set forth above, and the obligation to pay such prepayment fee shall be added to the principal. DEBTOR HEREBY ACKNOWLEDGES AND AGREES THAT BANK WOULD NOT LEND TO DEBTOR THE LOAN EVIDENCED BY THIS NOTE WITHOUT DEBTOR'S AGREEMENT, AS SET FORTH ABOVE, TO PAY BANK A PREPAYMENT FEE UPON THE SATISFACTION OF ALL OR ANY PORTION OF THE PRINCIPAL BEARING INTEREST AT A BASE INTEREST RATE FOLLOWING THE ACCELERATION OF THE MATURITY DATE HEREOF BY REASON OF A DEFAULT. DEBTOR HAS CAUSED THOSE PERSONS SIGNING THIS NOTE ON ITS BEHALF TO SEPARATELY INITIAL THE AGREEMENT CONTAINED IN THIS PARAGRAPH BY PLACING THEIR INITIALS BELOW:

         INITIALS:  __________  __________

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorney's fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors or assigns, hereby consent to the jurisdiction of any competent court within the State of California, except as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means

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authorized by said state law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "ADJUSTED LIBOR-RATE" shall mean the LIBOR Base Rate as adjusted for reserve requirements imposed on Bank from time to time. "BASE INTEREST RATE" shall mean a rate of interest based on the Adjusted LIBOR-Rate. "BASE INTEREST RATE LOAN" shall mean amounts outstanding under this note that bear interest at a Base Interest Rate. "BASE RATE MATURITY DATE" shall mean the last day of the Interest Period with respect to principal outstanding on which a Base Interest Rate has been selected by Debtor. "BUSINESS DAY" shall mean a day which is not a Saturday or Sunday on which Bank is open for business in California and on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "INTEREST PERIOD" shall mean any calendar period of one, three, six, nine or twelve months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR BASE RATE" shall mean for each Interest Period the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with such Interest Period and for an amount equal to the amount of principal covered by Debtor's interest rate election. "ORIGINATION DATE" shall mean the Business Day on which funds are made available to Debtor relating to Debtor's selection of a Base Interest Rate. "REFERENCE RATE" shall mean the rate announced by Bank from time to time at its corporate headquarters at its "Reference Rate." The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.





Up-Right, Inc.






 /s/ James Dillon
-------------------------------
James Dillon
Vice President/Gen. Manager


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UNION
BANK OF
CALIFORNIA


                             BUSINESS LOAN AGREEMENT

This Business Loan Agreement (this "Agreement") is entered into as of the date set forth below between Union Bank of California, N.A. ("Bank") and the undersigned ("Borrower") with respect to each and every extension of credit (whether one or more, collectively referred to as the "Loan") from Bank to Borrower. In consideration of the Loan, Bank and Borrower agree to the following terms and conditions:

1.       THE LOAN.

         1.1 THE NOTE. The Loan is evidenced by one or more promissory notes or other evidences of indebtedness, including each amendment, extension, renewal or replacement thereof, which are incorporated herein by this reference (whether one or more, collectively referred to as the "Note").

         1.2 REVOLVING LOAN CLEAN-UP PERIOD. For any portion of the Loan which is a revolving loan, at least 30 consecutive days during each 12 month period the principal amount outstanding under such revolving loan must be zero.

         1.3 TERM LOAN AVAILABILITY PERIOD. For any portion of the Loan which is a term loan, loan proceeds shall be available for disbursement from N/A*, through _________, only.

         1.4 FEE. Borrower shall pay to Bank a fee of $ N/A.

         1.5 COLLATERAL. The payment and performance of all obligations of Borrower under the Loan Documents are and shall he during the term of the Loan secured by a perfected security interest in such real or personal property collateral as is required by Bank and each security interest shall rank in first priority unless otherwise specified in writing by Bank.

         1.6 GUARANTY. The payment and performance of all obligations of Borrower under the Loan Documents are and shall be during the term of the Loan guaranteed by: N/A.

         1.7 SUBORDINATION. Certain other obligations of Borrower are and shall be during the term of the Loan subordinated to the repayment of the Loan and all other obligations of Borrower to Bank, pursuant to one or more subordination agreement(s) in favor of Bank executed and delivered by: N/A.

2. CONDITIONS TO AVAILABILITY OF THE LOAN. Before Bank is obligated to disburse all or any portion of the Loan, Bank must have received (a) the Note and every other document required by Bank in connection with the Loan, each of which must be in form and substance satisfactory to Bank (together with this Agreement, referred to as the "Loan Documents"), (b) confirmation of the perfection of its security interest in any collateral for the Loan, and (c) payment of any fee required in connection with the Loan.

3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a disbursement of the proceeds of the Loan shall be deemed a representation and warranty made on the date of such request) that:

----------
* Wherever "N/A" appears in a blank in this Agreement, it means the Subsection in which it appears is deemed deleted from this Agreement. If only a portion of a Subsection is to be deleted, it is crossed-out (e.g. [crossed out]).

     Language indicated as being shown by strike-out in the typeset document is enclosed in brackets in the electronic format.

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         3.1 Borrower is an individual or Borrower is duly organized and existing under the laws of the state of its organization and is duly qualified to conduct business in each jurisdiction in which its business is conducted;

         3.2 The execution, delivery and performance of the Loan Documents executed by Borrower are within Borrower's power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

         3.3 All financial statements and other financial information submitted by Borrower to Bank are true and correct in all material respects, and there has been no material adverse change in Borrower's financial condition since the date of the latest of such financial statements;

         3.4 Borrower is properly licensed and in good standing in each state in which Borrower is doing business, and Borrower has complied with all laws and regulations affecting Borrower, including without limitation, each applicable fictitious business name statute;

         3.5 There is no event which is, or with notice or lapse of time or both would be, an Event of Default (as defined in Article 5);

         3.6 Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for purchasing or carrying margin stock within the meaning of Federal Reserve Board Reg. U; and

         3.7 Borrower is not aware of any fact, occurrence or circumstance which Borrower has not disclosed to Bank in writing which has, or could reasonably be expected to have, a material adverse effect on Borrower's ability to repay the Loan or perform its obligations under the Loan Documents.

4. COVENANTS. Borrower agrees, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all sums outstanding under any Loan Document, that Borrower will:

         4.1 Maintain:

                  (a) Working Capital of at least $ N/A (As used herein, "Working Capital" means the excess of current assets over current liabilities);

                  (b) A ratio of current assets to current liabilities of at least 1.20:1.00;

                  (c) A quick ratio of cash, accounts receivable and marketable securities to current liabilities of at least N/A:1.00;

                  (d) Tangible Net Worth of at least $11,500,000.00 (As used herein, "Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors));

                  (e) A ratio of total liabilities to Tangible Net Worth of not greater than 2.75:1.00 (As used herein "Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors));

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




                  (f) A profit after taxes of not less than $1.00, to be measured as of the end of each fiscal quarter of Borrower for the 3 month period immediately preceding the date of measurement;

                  (g) A ratio of Cash Flow to Debt Service of at least 2.75:1.00. Compliance with this subsection to be measured as of the end of each fiscal year of Borrower. (As used herein, "Cash Flow" means net profit after taxes, to which depreciation, amortization and other non-cash expenses are added for the 12 month period immediately preceding the date of calculation, and "Debt Service" means that portion of long-term liabilities and capital leases coming due within 12 months after the date of calculation); and

                  (h) N/A

All accounting terms used in this Agreement shall have the definitions given them by generally accepted accounting principles, unless otherwise defined herein.

         4.2 Give written notice to Bank within 15 days of the following:

                  (a) Any litigation or arbitration proceeding affecting Borrower where the amount in controversy is $200,000.00 or more;

                  (b) Any material dispute which may exist between Borrower and any government regulatory body or law enforcement body;

                  (c) Any Event of Default or any event which, upon notice, or lapse of time, or both, would become an Event of Default;

                  (d) Any other matter which has resulted or is likely to result in a material adverse change in Borrower's financial condition or operation; and

                  (e) Any change in Borrower's name or the location of Borrower's principal place of business, or the location of any collateral for the Loan, or the establishment of any new place of business or the discontinuance of any existing place of business.

         4.3 Furnish to Bank an income statement, balance sheet, and statement of retained earnings, with supportive schedules ("Financial Statement"), and any other financial information requested by Bank, prepared in accordance with generally accepted accounting principles and in a form satisfactory to Bank as follows:

                  (a) Within 45 days after the close of each quarter, Borrower's Financial Statement as of the close of such period;

                  (b) Within 120 days after the close of each fiscal year, a copy of Borrower's annual Financial Statement prepared by a certified public accountant on a(n) audited basis. Any independent certified public accountant who prepares Borrower's Financial Statement shall be selected by Borrower and reasonably satisfactory to Bank;

                  (c) Within N/A days after the close of each fiscal year, a copy of each guarantor's annual Financial Statement;

                  (d) If a Borrowing Base Addendum is made part of this Agreement, within N/A days after each calendar month-end, in form required by Bank, a copy of Borrower's monthly accounts receivable and accounts payable agings, a report of Borrower's inventory, and a certificate of compliance with the borrowing base described in said Borrowing Base Addendum, which certificate shall accurately report the collateral in form required by Bank; and

                  (e) Promptly upon request, any other financial information requested by Bank.

         4.4 Furnish to Bank, on Bank's request, a copy of Borrower's and each guarantor's most recently filed federal income tax return with all accompanying schedules.

         4.5 Pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

         4.6 Maintain and preserve Borrower's existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business, and keep all of Borrower's properties in good working order and condition.

         4.7 Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank.

         4.8 Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time to inspect Borrower's assets and properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda thereof.

         4.9 At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business, and all material agreements to which Borrower is a party.

         4.10 Except as provided in this Agreement, or in the ordinary course of its business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit.

         4.11 Not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with top ratings of Moody's or Standard & Poor's, provided that all such permitted investments shall mature within one year of purchase.

         4.12 Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge or lien ("Lien") on Borrower's real or personal property, whether now owned or hereafter acquired, or upon the income or profits thereof except the following: (a) Liens in favor of Bank, (b) Liens for taxes or other items not delinquent or contested in good faith and (c) other Liens which do not exceed in the aggregate $ N/A at any one time.

         4.13 Not sell or discount any account receivable or evidence of indebtedness, except to Bank; not borrow any money or become contingently liable for money borrowed, except pursuant to agreements made with Bank.

         4.14 Neither liquidate, dissolve, enter into any consolidation, merger, partnership or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another.

         4.15 Not engage in any business activities or operations substantially different from or unrelated to Borrower's present business activities and operations.

         4.16 Not, in any single fiscal year of Borrower, expend or incur obligations of more than $ N/A for the acquisition of fixed or capital assets.

         4.17 Not, in any single fiscal year of Borrower, enter into any lease of real or personal property which would cause Borrower's aggregate annual obligations under all such real and personal property leases to exceed $ N/A.

         4.18 Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

5. EVENTS OF DEFAULT. The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Loan Documents, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

         5.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents;

         5.2 Any default shall occur under the Note or any of the other Loan Documents;

         5.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

         5.4 Any guaranty or subordination agreement required hereunder shall be breached or become ineffective, or any guarantor or subordinating creditor shall die or disavow or attempt to revoke or terminate such guaranty or subordination agreement; or

         5.5 There shall be a change in ownership or control of 10% or more of the issued and outstanding stock of Borrower or any guarantor, or (if the Borrower is a partnership) there shall be a change in ownership or control of any general partner's interest.

6. MISCELLANEOUS PROVISIONS.

         6.1 The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff and banker's lien.

         6.2 Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

         6.3 The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

         6.4 This Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed according to the laws of the State of California.

         6.5 Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of the Note, the provisions of the Note shall prevail.

         6.6 Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

         6.7 The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         6.8 This Agreement may be amended only in writing signed by all parties hereto.

         6.9 Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but taken together shall be one and the same instrument.

         6.10 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally;
         (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

7.       ADDITIONAL PROVISIONS

The following additional provisions, if any, are hereby made a part of this
Agreement:

         7.1 No later than 45 days after the end of each quarter, statements showing aging and reconciliation of Accounts and collections, and if requested by Bank, whenever collections on Accounts are delivered to Bank, a schedule of the amounts so collected and delivered as of the last day of such month.

         7.2 No later than 45 days after the end of each quarter, statements showing aging of Borrower's accounts payable as of the last day of such month.

         7.3 No later than 45 days after the end of each quarter and, if requested by Bank more often at the time so requested, an Inventory Status Certificate Report as of the last day of such month, or as of the date requested by Bank, as applicable.

         7.4 As soon as available, but no later than 20 days after the end of each quarter, Borrower's written status report and financial analysis of all Contracts in progress for the prior sixty days prepared and attested by a responsible financial officer of Borrower as being complete and correct and fairly presenting the status of Borrower's Contracts. "Contract" means production orders from to time in existence on which payment is due to the Borrower.

         7.5 Anything within this agreement in conflict with any prior agreement with the Borrower or any Guarantor supersedes such prior Agreement(s).

THIS AGREEMENT is executed on behalf of the parties as of October 16, 1996.

         UNION BANK OF CALIFORNIA, N.A. ("BANK")        ("BORROWER")



By: /s/ Peter Sitov                        Up-Right, Inc.
   -----------------------------
         Peter Sitov

Title:  Vice President


Address where notices to Bank are            /s/ James Dillon
to be sent:                                -----------------------------
                                                  James Dillon
                                                  Vice President/Gen. Manager
Oakland Regional Office
1970 Franklin Street
Oakland, CA 94612
Attn: Peter Sitov
Fax Number.:
Telephone No.: (510) 271-1738               Address where notices to
                                            Borrower are to be sent:

                                            Up-Right, Inc.
                                            1775 Park Street
                                            Selma, CA 93662
                                            Attn: James Dillon,
                                                  Vice President
                                            Fax Number:
                                            Telephone No.:

UNION
BANK OF
CALIFORNIA


                          AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT ("Amendment") is made effective as of the 16th day of October, 1996, by and between Up-Right, Inc. ("Borrower") and Union Bank of California, N.A. ("Bank").

                                    RECITALS

A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement dated November 9, 1994 as amended November 24, 1995 (the "Agreement");

B. Borrower and Bank have agreed to amend the Agreement to reflect certain changes in the terms and conditions set forth therein.

NOW, THEREFORE, the parties hereto agree as follows:

1. The definition of "Termination Date" appearing in Article One of the Agreement is hereby deleted in its entirety and the following substituted therefor:

         "'Termination Date' means the earlier of (a) the date Bank may terminate making Advances or extending credit pursuant to the rights of Bank under Article 7; or (b) December 31, 1998 for the Revolving Credit."

2. Section 2.1.1(1) of the Agreement is hereby amended by deleting "TWO MILLION AND N0/100 DOLLARS ($2,000,000.00)" by substituting FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00)" therefor.

3. Section 2.1.1 (2) of the Agreement is hereby amended by deleting "December 31, 1995" and by substituting "Termination Date" therefor.

4. All references to the "Prime Rate" in all the Loan Documents shall be deemed to be references to the "Reference Rate". "Reference Rate" shall mean the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extension of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

                          GENERAL AMENDMENT PROVISIONS

         A. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used in this Amendment, and this Amendment and the Agreement shall be read together as one document. Where any provisions of the Agreement amended by this Amendment appear in a promissory note tied to the Agreement, the same provisions in said promissory note shall be deemed likewise amended.

         B. Borrower hereby confirms all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Further, Borrower certifies that, as of the date of this Amendment, there exists no Event of Default as defined in the Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to become effective as of the date and year first written above.

Union Bank of California, N.A.

By:   /s/ Peter Sitov
   -------------------------------
           Peter Sitov
Title: Vice President


Up-Right, Inc.                                                Date:    10/31/96


 /s/ James Dillon
-------------------------------
James Dillon
Vice President/Gen. Manager

UNION
BANK OF
CALIFORNIA


                    ALTERNATIVE DISPUTE RESOLUTION AGREEMENT


         THIS ALTERNATIVE DISPUTE RESOLUTION AGREEMENT ("Agreement") is made and entered into as of the 16th day of October, 1996, by and between the undersigned ("Obligor") and Union Bank of California, N.A. ("Bank") (Obligor and Bank herein collectively, the "Parties" and individually, a "Party"). Initially capitalized terms used in this Agreement which are not otherwise defined herein shall have the respective meanings set forth in Paragraph 7 of this Agreement.

1.       CLAIMS SUBJECT TO ARBITRATION OR JUDICIAL REFERENCE.

         (a) Any Claim other than a Claim that arises out of or relates to any obligation under any Subject Document that is secured, in whole or in part, by an interest in real property shall, at the written request of any Party, be determined by Arbitration.

         (b) Any Claim that arises out of or relates to any obligation under any Subject Document that is secured, in whole or in part, by an interest in real property shall be determined by Arbitration only with the consent of both Parties. If both Parties do not consent to the determination of any such Claim by Arbitration, then such Claim shall, at the written request of any Party, be determined by Reference.

         (c) The determination as to whether or not a Claim arises out of or relates to any obligation under any Subject Document that is secured, in whole or in part, by an interest in real property shall be made at the time the arbitrator or referee is selected pursuant to Paragraph 2 of this Agreement.

2. SELECTION OF ARBITRATOR OR REFEREE. Within 30 days after written demand, or within 30 days after commencement by any Party, of any lawsuit subject to this Agreement, the Parties shall select a single neutral arbitrator pursuant to the Commercial Arbitration Rules of the AAA or a single neutral referee pursuant to the Judicial Reference Procedures of the AAA. However, the arbitrator or referee selected must be a retired state or federal court judge with at least five years of judicial experience in civil matters. In the event that the selection pursuant to such Commercial Arbitration Rules or Judicial Reference Procedures does not result in the appointment of a single neutral arbitrator or a single neutral referee within 30 days, any such Party may petition the court to appoint a single neutral arbitrator or single neutral referee with the judicial experience described above. The Parties shall equally bear the fees and expenses of the arbitrator or referee unless the arbitrator or referee otherwise provides in the award or statement of decision.

3.       CONDUCT OF ARBITRATION CONFERENCE.

         (a) Except as provided in this Agreement, the arbitrator shall have the powers provided under Applicable State Law and the Commercial Arbitration Rules of the AAA, and the referee shall have the powers provided under Applicable State Law and the Judicial Reference Procedures of the AAA.

         (b) The arbitrator or referee shall determine all challenges to the legality or enforceability of this Agreement.

         (c) The arbitrator or referee shall apply the rules of evidence to the same extent as they would be applied in a court of law.

         (d) A Party may not conduct discovery unless the arbitrator or referee grants such Party leave to do so upon a showing of good causes. All discovery shall be completed within 90 days after the appointment of the arbitrator or referee, except upon a showing of good cause by any Party. The arbitrator or referee shall limit discovery to non-privileged material that is relevant to the issues to be determined by the arbitrator or referee.

         (e) The arbitrator or referee shall determine the time of the hearing and shall designate its location based upon the convenience of the arbitrator or referee, the Parties and any witnesses. However, such hearing shall be commenced within 30 days after completion of discovery, unless the arbitrator or referee grants a continuance upon a showing of good cause by any Party. At least 7 days before the date set for such hearing, the Parties shall exchange copies of exhibits to be offered as evidence, and lists of the witnesses who will testify, at such hearing. Once commenced, the hearing shall proceed day to day until completed, unless the arbitrator or referee grants a continuance upon a showing of good cause by any Party. Any Party may cause to be prepared, at its expense, a written transcription or electronic recordation of such hearing.

         (f) Subject to the provisions of this Agreement, the arbitrator may award, or the referee may report, a statement of decision providing for any remedy or relief, including without limitation judicial foreclosure, deficiency judgment and equitable relief, and give effect to all legal and equitable defenses, including without limitation statutes of limitation, the statute of frauds, waiver and estoppel.

         (g) The award of the arbitrator or the statement of decision of the referee shall be supported by written findings of fact and conclusions of law delivered by the arbitrator or referee to the Parties concurrently with such award or statement of decision.

         (h) In the event that punitive damages are permitted under Applicable State Law, the award of the arbitrator or the statement of decision of the referee may provide for recovery of punitive damages provided that the arbitrator or referee first makes written findings of fact that would satisfy the requirements for recovery of punitive damages under Applicable State Law. Any such punitive damages shall not exceed a sum equal to three times the amount of actual damages as determined by the arbitrator or referee.

         (i) The arbitrator shall have the power to award or the referee shall have the power to report a statement of decision providing for reasonable attorneys' fees (including a reasonable allocation for the costs of in-house counsel) and costs to the prevailing party.

         (j) In the event that Applicable State Law provides that publications or communications made in a judicial proceeding are subject to a litigation privilege, such litigation privilege shall apply to the same extent to publications or communications made in the Arbitration or Reference.

4. PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision of this Agreement shall limit the right of any Party (a) to exercise self-help remedies including, without limitation, set-off, (b) to foreclose against or sell any collateral, by power of sale or otherwise or (c) to obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Arbitration or Reference. The exercise of, or opposition to, any such remedy does not waive the right of any Party to Arbitration or Reference pursuant to this Agreement.

5. FINAL, BINDING AND NONAPPEALABLE JUDGMENT. Any court of competent jurisdiction shall, upon the petition of any Party, confirm the award of the arbitrator and enter judgment in conformity therewith. Any court of competent jurisdiction shall, upon the filing of the statement of decision of the referee, enter judgment thereon. Any such judgment shall be final, binding and nonappealable.

6. MISCELLANEOUS. In the event that multiple claims are asserted, some of which are found not subject to this Agreement, the Parties agree to say the proceedings of the claims not subject to this Agreement until all other claims are resolved in accordance with this Agreement. In the event that claims are asserted against multiple parties, some of whom are not subject to this Agreement, the Parties agree to sever the claims subject to this Agreement and resolve them in accordance with this Agreement. In the event that any provision of this Agreement is found to be illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect. In the event of any challenge to the legality or enforceability of this Agreement, the prevailing Party shall be entitled to recover the costs and expenses, including reasonable attorneys' fees, incurred by it in connection therewith. Applicable State Law shall govern the interpretation of this Agreement. This Agreement fully states all of the terms and conditions of the Parties' agreement regarding the matters mentioned in, or incidental to, this Agreement. This Agreement supersedes all oral negotiations and prior writings concerning the subject matter hereof.

7. DEFINED TERMS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         (a)      "AAA" shall mean the American Arbitration Association.

         (b) "APPLICABLE STATE LAW" shall mean the law of the state in which this Agreement is executed by Obligor; provided, however, that if any Party seeks (i) to exercise self-help remedies, including without limitation set-off, (ii) to foreclose against or sell any collateral, by power of sale or otherwise or (iii) to obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the Arbitration or Reference, the law of the state where such collateral is located shall govern the exercise of or opposition to such rights and remedies.

         (c) "ARBITRATION" shall mean an arbitration conducted pursuant to this Agreement in accordance with Applicable State Law, and under the Commercial Arbitration Rules of the AAA, as in effect at the time the arbitrator is selected pursuant to paragraph 2 of this Agreement.

         (d) "CLAIM" shall mean any claim, cause of action, action, dispute or controversy between or among the Parties, including any claim, cause of action, action, dispute or controversy alleged in or subject to a lawsuit between or among the Parties, which arises out of or relates to:

                  (i)      any of the Subject Documents,

                  (ii) any negotiations, correspondence or communications relating to any of the Subject Documents, whether or not incorporated into the Subject Documents or any indebtedness evidenced thereby,

                  (iii) the administration or management of the Subject Documents or any indebtedness evidenced thereby or

                  (iv) any alleged agreements, promises, representations or transactions in connection therewith, including but not limited to any claim, cause of action, action, dispute or controversy which arises out of or is based upon an alleged tort or other breach of legal duty.

         (e) "REFERENCE" shall mean a judicial reference conducted pursuant to this Agreement in accordance with Applicable State Law and under the Judicial Reference Procedures of the AAA, as in effect at the time the referee is selected pursuant to paragraph 2 of this Agreement.

         (f) "SUBJECT DOCUMENTS" shall mean any and all documents, instruments and agreements previously, concurrently or hereafter executed by Obligor in favor of Bank, or between Obligator and Bank, which incorporate by reference an alterative dispute resolution agreement or another agreement providing for the resolution of Claims between or among the Parties by arbitration or judicial reference, any and all related documents, instruments and agreements, and any and all extensions, renewals, amendments, substitutions and replacements of any of the foregoing; and "Subject Document" shall mean any one of such Subject Documents.

8. WAIVER OF RIGHT TO TRIAL BY JURY. In connection with an Arbitration or Reference, or any other action or proceeding, the Parties hereby expressly, intentionally and deliberately waive any right they may otherwise have to trial by jury of any Claim.

This Agreement is duly executed by the Parties as of the date first written above.

UNION BANK OF CALIFORNIA, N.A.



By:    /s/ Peter Sitov
   -------------------------------
         Peter Sitov

Title: Vice President


Up-Right, Inc.



/s/ James Dillon
----------------------------------
James Dillon
Vice President/Gen. Manager




----------------------------------




----------------------------------



----------------------------------